Exhibit 3

0239852.09
Trey Grayson, Secretary of State
Received and Filed:
7/23/2010  11:03 AM
Fee Receipt: $40.00

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PORTER BANCORP, INC.

1.           The name of the corporation is Porter Bancorp, Inc. (the “Corporation”).

2.           The Corporation’s Amended and Restated Articles of Incorporation currently authorize the Corporation to issue 20,000,000 shares of stock, of which 19,000,000 are common shares and 1,000,000 are preferred shares.

3.           Pursuant to KRS 271B.10-020, these Articles of Amendment amend the Corporation’s Amended and Restated Articles (i) to increase the number of authorized Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series B, from 227,000 shares to 597,000 shares and (ii) to amend the terms of the conversion of the Non-Voting Mandatorily Convertible Preferred Shares, Series C.

(i)           As amended, Article III shall read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue shall be 20,000,000 shares, without par value, which shall be comprised of:  (a) 19,000,000 Common Shares (“Common Shares”); (b) no shares of non-voting Common Shares (“Non-Voting Common Shares”); and (c) 1,000,000 Preferred Shares (“Preferred Shares”) with such preferences, limitations and relative rights as may be determined by the Corporation’s board of directors (the “Board of Directors”) pursuant to Article IV and which may be divided into and issued in series. Of the 1,000,000 authorized Preferred Shares, 35,000 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A; 597,000 shares have been designated as Cumulative Mandatorily Convertible Perpetual Preferred Shares, Series B; and 365,080 shares have been designated as Non-Voting Mandatorily Convertible Preferred Shares, Series C.

(ii)           As amended, Article IV.F(5), which provides for the conversion of the Non-Voting Mandatorily Convertible Preferred Shares, Series C (“Series C Preferred Shares”), shall read in its entirety as follows:

Automatic Conversion. Each issued and outstanding Series C Preferred Share shall automatically be converted into one (1) Common Share upon the earlier of (i) the transfer of such Series C Preferred Share (or any security convertible to or exercisable for such Series C Preferred Share); provided, however, that such automatic conversion shall not occur if and to the extent that such automatic conversion would result in the transferee (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the Bank Holding Company Act of 1956, as amended (“BHC ACT”), or the Change in Bank Control Act) becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of greater than 9.9% of the number of Common Shares then issued and outstanding; or (ii) such time as, after giving effect to the automatic conversion, the holder of such Series C Preferred Share (and its affiliates or any other persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the BHC Act or the Change in Bank Control Act) holds, directly or indirectly, beneficially (as determined under Rule 13d-3 under the Exchange Act) less than 9.9% of the number of Common Shares then issued and outstanding.  The foregoing automatic conversion may occur as to some or all of the Series C Preferred Shares held by any holder. Notwithstanding the foregoing, the Series C Preferred Shares shall not be convertible until the first business day after the date on which the Corporation’s shareholders approve the conversion of the Series C Preferred Shares into Common Shares for purposes of Rule 5635 of the NASDAQ Stock Market Rules.

4.           The foregoing amendment does not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

5.           These Articles of Amendment were duly adopted by the Board of Directors on July 22, 2010, and did not require shareholder approval.

[Signature page to follow]

IN WITNESS WHEREOF, Porter Bancorp, Inc. has caused these Articles of Amendment to be signed by C. Bradford Harris, its Corporate General Counsel, this 23rd day of July, 2010.

PORTER BANCORP, INC.

By:	/s/ C. Bradford Harris
C. Bradford Harris,
Corporate General Counsel

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